Item 77C Exhibit

A Special Meeting of Shareholders of SouthTrust Funds, formerly known as SouthTrust Vulcan Funds, was held on March 20, 1998. On February 9, 1998, the record date for shareholders voting at the meeting, there were 511,189,174 total outstanding shares of the Treasury Obligations Money Market Fund, 10,304,977 total outstanding shares of the Bond Fund, 21,085,993 total outstanding shares of the Stock Fund (since renamed Core Equity Fund), and 3,910,867 of the Income Fund. The following item was considered by shareholders and the results of their voting were as follows:

The election of Board Members to serve until the election and qualification of their successors.

				For 			Withheld

Thomas M. Grady 		285,472,319		1,664

Billy L. Harbert, Jr. 		285,472,319		1,664





Exhibit 77Q(i)

SOUTHTRUST VULCAN FUNDS
Amendment No. 8
to the
MASTER TRUST AGREEMENT
dated March 4, 1992

	Effective June 30, 1998:

	Delete in its entirety Section 1.1 of Article I from the Master Trust Agreement and substitute in its place the following:

"Section 1.1 Name.  This Trust shall be known as SouthTrust
Funds and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine."

	Delete in its entirety the first paragraph of Section 4.2 of
Article IV from the Master Trust Agreement and substitute in its place the following:

	"Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in
Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate four Sub-Trusts: the SouthTrust Treasury Obligations Money Market Fund, SouthTrust
Bond Fund, SouthTrust Core Equity Fund and SouthTrust Income
Fund. The Shares of the SouthTrust Treasury Obligations Money Market Fund, SouthTrust Bond Fund, SouthTrust Core Equity Fund and SouthTrust Income Fund and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

	The undersigned Vice President of SouthTrust Funds hereby certifies that the above-stated amendment is a true and correct
Amendment to the Master Trust Agreement, as adopted by the Board of Trustees on the 15th day of May, 1998.

	WITNESS the due execution hereof this 4th day of June, 1998.



			/s/ Beth S. Broderick
			Beth S. Broderick
			Vice President



Current as of:  8/18/94